Exhibit 23(a)


         Consent of Ernst & Young, Independent Auditors



          We consent to the incorporation by reference in the Registration Statement (Form S-8) and the related Prospectus pertaining to the registration of 1,000,000 shares of common stock pursuant to the Bob Evans Farms, Inc. 1994 Long Term Incentive Plan of our report dated May 27, 1994, with respect to the consolidated financial statements see change per attached of Bob Evans Farms, Inc. incorporated by reference in its Annual Report on Form 10-K for the year ended April 29, 1994, and the related financial statement schedules included herein, filed with the Securities and Exchange Commission.



                              ERNST & YOUNG LLP



Columbus, Ohio
August 24, 1994

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